June 14, 2019

Sean Burke
Chief Financial Officer and Executive Vice President
Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, NJ 07078

       Re: Investors Bancorp, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed March 1, 2019
           File No. 001-36441

Dear Mr. Burke:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Financial
Services